SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a party other than the Registrant     ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Alere Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

FOR IMMEDIATE RELEASE

Alere Responds To Institutional Shareholder Services Recommendation

WALTHAM, Mass., July 26, 2013 — Alere Inc. (NYSE: ALR) (the “Company” or “Alere”), a global leader in enabling individuals to take charge of their health at home through the merger of rapid diagnostics and health information solutions, today issued the following statement in response to a report by Institutional Shareholder Services (ISS) regarding Alere’s 2013 Annual Meeting of Stockholders, to be held on August 7, 2013:

ISS reached the wrong conclusion in failing to recommend that stockholders elect all of Alere’s highly qualified director nominees. ISS neglected to consider critical information, giving our stockholders an incomplete picture of the choices they face.

By its own admission, ISS’s analysis does not include any evaluation of the dissident’s proposed strategy for Alere. In our view, a recommendation that does not even consider the merits of the dissident’s strategy is woefully incomplete. In a contested election, the business plans put forward by the Company and the dissident should be a critical consideration for stockholders. ISS’s methodology is to consider whether change is warranted, apparently without regard to what that change is. Coppersmith has a pre-determined agenda focused on financial engineering that we believe will destroy long-term value.

ISS also fails to consider which director candidates are most likely to implement change that is actually beneficial. ISS’s analysis ignores the qualifications of the Company’s Board nominees, whom we believe are vastly more qualified than the Coppersmith nominees. Alere’s Board nominated the former CEO of Stryker Corporation, and Coppersmith nominated his former CFO who, after a long career at Stryker and an eight-month term as interim CEO, was passed over by the Stryker Board for the full-time CEO position in favor of another internal candidate who had been at Stryker for 18 months. Our stockholders should be very concerned that Coppersmith’s other candidates have literally no operating experience in the highly regulated healthcare industry; in contrast, our Board nominated the former CEO of AstraZeneca and the former CEO of King Pharmaceuticals, both highly successful healthcare companies. ISS does not explain why stockholders should vote for less qualified candidates who lack the industry experience to even know where to begin to formulate a strategy for a business as global and as complex as ours. Two of Coppersmith’s nominees have never served on the board of a public company, and we believe the Alere Board should not be their training ground.

We were disappointed that, despite numerous offers we made to arrange for our nominees to meet with ISS, ISS declined each opportunity. We think ISS’s lack of interest in meeting with our nominees underscores the weakness of its analysis.

ISS also appears to have ignored which nominees are truly independent. In our opinion, Coppersmith’s nominees will not objectively consider all available strategies to enhance stockholder value, but instead will single-mindedly implement Coppersmith’s value destructive plan. Coppersmith explicitly its nominees’ commitment to the Coppersmith agenda, noting in its presentation materials filed July 23, 2013 that “Coppersmith is proposing a clearly defined action plan with specific financial goals, and the stockholder representation needed to enact it.” (Emphasis added.)

The Alere Board’s slate represents a 40% turnover in the Board’s composition in a single year. If investors want responsible, capable and stockholder-oriented change, they should support all of Alere’s new, independent director nominees.

If stockholders have any questions, require assistance with voting the WHITE proxy card, or need additional copies of the proxy materials, please contact:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, New York 10017

(888) 337-7699

Or

(888) 33 PROXY

Contacts:

Kelly Sullivan / Annabelle Rinehart / Dan Moore

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449